EXECUTION VERSION

November 1, 2023

Worthington Industries, Inc.
200 Old Wilson Bridge Road
Columbus, Ohio 43085

Re: Amendment No. 2 to Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter”) makes reference to that certain Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended by Amendment No. 1 to Note Agreement dated May 4, 2022, the “Note Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Company”), Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (herein called “LuxCo”), and Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i (herein called “AustriaCo”; together with LuxCo, collectively the “Issuers”; and the Issuers together with the Company, the “Obligors”), on the one hand, and PGIM, Inc. (“Prudential”), The Prudential Insurance Company of America, Pruco Life Insurance Company of New Jersey, Pruco Life Insurance Company and each other Prudential Affiliate which becomes a party thereto, on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.

The Obligors have requested that the holders of the Notes agree to certain modifications to the Note Agreement, as more particularly set forth below.

Subject to the terms and conditions hereof, the undersigned holders of the Notes are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.
Amendments to the Note Agreement. Effective upon the Effective Date (as defined in Section 2 below) the Note Agreement is amended as follows:
1.1
Paragraph 1A of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

1A. Amendment and Restatement of Existing Series A Notes. On the Series A/B Closing Day, LuxCo authorized and issued its 1.56% Series A Senior

Notes due August 23, 2031 (the “Existing Series A Notes”), in the original aggregate principal amount of €36,700,000, all of which is outstanding as of the Amendment No. 2 Effective Date. From and after the Amendment No. 2 Effective Date, the Series A Notes will bear interest on the unpaid balance thereof from the Amendment No. 2 Effective Date until the principal thereof shall have become due and payable at the rate of 2.06% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, the outstanding principal balance of the Series A Notes shall bear interest from and after the date of such Event of Default and until the date such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-1 attached hereto. The terms “Series A Note” and “Series A Notes” as used herein shall include each Existing Series A Note and each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any other such Series A Note pursuant to any such provision, as such Series A Notes are amended, restated or otherwise modified from time to time.

1.2
Paragraph 1B of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

1B. Amendment and Restatement of Existing Series B Notes. On the Series A/B Closing Day, AustriaCo authorized and issued its 1.90% Series B Senior Notes due August 23, 2034 (the “Existing Series B Notes”), in the original aggregate principal amount of €55,000,000, all of which is outstanding as of the Amendment No. 2 Effective Date. From and after the Amendment No. 2 Effective Date, the Series B Notes will bear interest on the unpaid balance thereof from the Amendment No. 2 Effective Date until the principal thereof shall have become due and payable at the rate of 2.40% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes, the outstanding principal balance of the Series B Notes shall bear interest from and after the date of such Event of Default and until the date such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Series B Note” and “Series B Notes” as used herein shall include each Existing Series B Note and each Series B Note delivered pursuant to any provision of this Agreement and each Series B Note delivered in substitution or exchange for any other such Series B Note pursuant to any such provision, as such Series B Notes are amended, restated or otherwise modified from time to time.

1.3
Paragraph 4 of the Note Agreement is hereby amended by amending and restating paragraphs 4B, 4C, 4E(5) and 4E(6) to read as set forth below:

4B. Optional Prepayment With Yield-Maintenance Amount TC "4B. Optional Prepayment With Yield-Maintenance Amount" \l "2" \u. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 (or its equivalent in Euros) and in a minimum amount of $1,000,000 (or its equivalent in Euros), at the option of the Company, at 100% of the principal amount so prepaid plus interest and the Rating Fee, if any, thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note, so long as, at the time of such prepayment, and after giving effect thereto, no Default or Event of Default shall be in existence. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment TC "4C. Notice of Optional Prepayment" \l "2" \u. The applicable Issuer shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest and the Rating Fee, if any, thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The applicable Issuer shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4E(5). Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest and the Rating Fee, if any, on such Notes accrued to the date of prepayment. The prepayment shall be made on the date of the occurrence of a Change of Control.

4E(6). Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer of each Obligor and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the date of the Change of Control), (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest and the Rating Fee, if any, that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

1.4
Paragraph 5A of the Note Agreement is hereby amended by (a) deleting the “and” at the end of clause (iv), (b) inserting a new clause (v) to read as set forth below, and (c) renumbering the existing clause (v) as new clause (vi):

(v) with reasonable promptness (and no more than 10 Business Days following the date on which the Company has notice of the occurrence thereof), notice of any Ratings Event; and

1.5
Paragraph 5D of the Note Agreement is hereby amended by adding a sentence at the end of the paragraph to read as set forth below:

It is understood that this paragraph 5D shall not prohibit or restrict the Permitted Spinoff or any Permitted Spinoff Transaction.

1.6
Paragraph 5G of the Note Agreement is hereby amended by adding a sentence at the end of the paragraph to read as set forth below:

It is understood that this paragraph 5G shall not prohibit or restrict the Permitted Spinoff or any Permitted Spinoff Transaction.

1.7
Paragraph 5I of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

5I. Corporate Existence TC “5I. Corporate Existence” \l “2” \u. Subject to paragraph 6C, each Obligor covenants that it will at all times preserve and keep in full force and effect its corporate existence. Subject to paragraph 6C, the Company covenants that it will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary that is a Restricted Subsidiary), unless the termination of or failure to preserve and keep in full force and effect such corporate existence would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (it being understood that this paragraph 5I shall not prohibit or restrict the Permitted Spinoff and Permitted Spinoff Transactions).

1.8
Paragraph 5J(ii) of the Note Agreement is hereby amended by (a) amending and restating the first sentence thereof in its entirety to read as set forth below, and (b) adding a sentence at the end to read as set forth below:

5J(ii) If at any time pursuant to the terms and conditions of any Material Debt Facility any Subsidiary (other than an Issuer) is discharged and released from all Guaranty Obligations, if any, with respect to any Indebtedness under all applicable Material Debt Facilities and all obligations, if any, under all applicable Material Debt Facilities as borrower, co-borrower, obligor or co-obligor and if (a) immediately preceding the release of such Guarantor from its Guaranty

Agreement under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, (b) any fees or other consideration are given to the lenders under any Material Debt Facility to obtain such discharge and release (other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of a Material Debt Facility and excluding any amounts paid in satisfaction of principal or interest), each holder of a Note shall have received such fees or other consideration on a pro rata basis in proportion to the respective outstanding principal amount of such Indebtedness under such Material Debt Facility and the outstanding principal amount of such holder’s Notes and (c) the Company shall have delivered to each holder of Notes an Officer’s Certificate of the Company certifying that the conditions specified in this clause (ii) have been satisfied, then, upon receipt by the holders of Notes of such Officer’s Certificate of the Company, the holders of the Notes shall promptly deliver a written discharge and release of such Subsidiary from its obligations under its Guaranty Agreement.

It is understood that this paragraph 5J shall not prohibit or restrict the Permitted Spinoff or any Permitted Spinoff Transaction.

1.9
Paragraph 5 of the Note Agreement is hereby amended by inserting a new paragraph 5L thereto to read as set forth below:

5L. Rating Fee TC "5L. Rating Fee" \l "2" \u. From and after the date that is 30 days after the date the Permitted Spinoff occurs, if a Ratings Event (i) has occurred and is continuing or (ii) occurs at any time prior to May 1, 2024 (the “Rating Fee Trigger Termination Date”), in each case, in addition to the interest accruing on the Notes, the applicable Issuer agrees to pay to each holder of a Note a fee (a “Rating Fee”) of 1.00% per annum computed on the outstanding principal amount of such Notes from the first day of the fiscal quarter immediately following the occurrence of a Ratings Event and shall, subject to the immediately succeeding sentence, continue to accrue until the Notes are paid in full unless the Company, at any time after the end of such fiscal quarter, elects to deliver an Investment Grade Ratings Notice. In the event the Company elects to deliver an Investment Grade Ratings Notice, the Rating Fee shall cease to accrue on the last day of the fiscal quarter during which such Investment Grade Ratings Notice is delivered.

The Rating Fee with respect to each Note during the period for which such fee accrues shall be calculated on the same basis as interest on such Note is calculated and shall be paid on each interest payment date applicable to such Note and all accrued and unpaid Rating Fees on any principal amount of a Note being paid or prepaid shall be paid concurrently with such principal.

1.10
Paragraph 6A of the Note Agreement is hereby amended by adding a sentence at the end of the paragraph to read as set forth below:

It is understood and agreed that this paragraph 6A shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction that involves the incurrence of any Indebtedness by a Subsidiary in connection with, but prior to, the Permitted Spinoff in an aggregate principal amount outstanding not to exceed $550,000,000 at any time; provided that, to the extent the Company or any Subsidiary is a borrower or an obligor in respect of such Indebtedness or otherwise has any Guaranty Obligation or provides any credit support in respect thereof, neither the Company nor any of its Subsidiaries that remain following the Permitted Spinoff Transactions (whether or not such transactions are consummated) shall be obligated on or provide any credit support in respect of such Indebtedness following the date that is ten (10) Business Days (or such longer period as approved by the Required Holder(s)) following the incurrence thereof.

1.11
Paragraph 6B of the Note Agreement is hereby amended by adding a sentence at the end of the paragraph to read as set forth below:

It is understood and agreed that this paragraph 6B shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction that involves the incurrence of any Lien on the assets of any Restricted Subsidiary in connection with Indebtedness incurred pursuant to, but prior to, the Permitted Spinoff in an aggregate principal amount outstanding not to exceed $550,000,000 at any time; provided that, to the extent the Company or any Subsidiary has any Liens on its assets securing such Indebtedness, neither the Company nor any of its Subsidiaries that remain following the Permitted Spinoff Transactions (whether or not such transactions are consummated) shall have any such Lien on their respective assets following the date that is ten (10) Business Days (or such longer period as approved by the Required Holder(s)) following the incurrence thereof.

1.12
Paragraph 6C of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6C. Merger. The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, merge or consolidate with or into any other Person or consummate an LLC Division except: (i) either Issuer or any Restricted Subsidiary or any other Person may merge or consolidate with the Company; provided that (a) the Company is the surviving entity of such merger or consolidation and (b) such surviving entity has the majority of its property and assets within the continental limits of the U.S.; (ii) the Company may merge or consolidate with any Restricted Subsidiary; provided that (a) such Restricted Subsidiary is the surviving entity of such merger or consolidation, (b) such surviving entity is organized and existing under the laws of a state of the United States, (c) such surviving entity has the majority of its property and assets within the continental limits of the U.S. and (d) such surviving entity assumes in writing all of the obligations and liabilities of the Company under this Agreement and the Notes and such Restricted Subsidiary shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holder(s), to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms; (iii) either Issuer or any Restricted Subsidiary may merge or consolidate with any other Person; provided that the surviving entity of such merger or consolidation is a Restricted Subsidiary after such merger or consolidation and, in the event either Issuer merges or consolidates with another Person, such Issuer shall be the surviving entity of such merger or consolidation; (iv) any merger may be consummated in furtherance of a Disposition not prohibited under paragraph 6D; or (v) any Foreign Subsidiary (other than an Issuer) may merge or consolidate with any other Foreign Subsidiary; provided that with respect to any merger or consolidation described in subsections (i) through (v) above, immediately prior to and after giving effect to any such transaction, no condition or event exists which constitutes a Default or an Event of Default shall have occurred and be continuing; provided further that, with respect to any Permitted Spinoff Transaction that could be construed as a merger or consolidation, it is understood and agreed that this paragraph 6C shall not prohibit any such Permitted Spinoff Transaction.

1.13
Paragraph 6D of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6D. Dispositions TC “6D. Dispositions” \l “2” \u. The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (it being understood and agreed that this paragraph 6D shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction).

1.14
Paragraph 6G of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6G. Change in Nature of Business TC “6G. Change in Nature of Business” \l “2” \u. The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, make any change in its business which would cause the type of business primarily conducted by the Company, either Issuer or any Restricted Subsidiary, considered on a consolidated basis, to be materially different from the type of business primarily being conducted on the date of closing (it being understood and agreed that this paragraph 6G shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction).

1.15
Paragraph 6H of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6H. Transactions with Affiliates TC “6H. Transactions with Affiliates” \l “2” \u. The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service with any Affiliate of the Company (other than a Restricted Subsidiary), other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder (it being understood and agreed that this paragraph 6H shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction).

1.16
Paragraph 6I of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6I. Burdensome Agreements TC “6I. Burdensome Agreements” \l “2” \u. The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, enter into any Contractual Obligation that materially limits the ability of either Issuer or any Restricted Subsidiary to make Restricted Payments to the Company or to otherwise generally transfer property to the Company (it being understood and agreed that this paragraph 6I shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction).

1.17
Paragraph 6J of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6J. Governance Documents TC “6J. Governance Documents” \l “2” \u. Each Obligor covenants that it will not amend or change its organizational documents in any manner which is materially adverse to the holders of Notes. It being understood and agreed that this paragraph 6J shall not prohibit the Permitted Spinoff or any Permitted Spinoff Transaction.

1.18
Paragraph 6K of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

6K. Financial Covenants TC “6K. Financial Covenants” \l “2” \u.

(i) Interest Coverage Ratio. The Company covenants that it will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company, in each case taken as a single accounting period, calculated as of the end of each fiscal quarter of the Company, to be less than 3.25 to 1.00.

(ii) Consolidated Indebtedness to Capitalization. The Company covenants that it will not permit the ratio of Consolidated Indebtedness to Capitalization, calculated as of the end of each fiscal quarter of the Company, to be greater than 55%.

1.19
Paragraph 7A of the Note Agreement is hereby amended by (a) amending and restating clause (i) to read as set forth below, (b) amending and restating clause (vii) to read as set forth below, and (c) amending and restating the paragraph that follows after clause (x) to read as set forth below:

7A(i) either Issuer shall fail to pay: (a) as and when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise)

any amount of principal or Yield-Maintenance Amount payable with respect to any Note or (b) within five days of when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any interest on any Note, any Rating Fee or any other amount payable hereunder or under the Notes; or

7A(vii) a default by the Company or any of its Subsidiaries with respect to any evidence of Indebtedness in excess of $50,000,000 by it for borrowed money (other than to the holders pursuant to this Agreement and the other Transaction Documents), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it in excess of $50,000,000 for borrowed money (other than to the holders pursuant to this Agreement and the other Transaction Documents) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period); provided that the occurrence of a Change of Control Triggering Event (as defined in the Indenture) shall not constitute an Event of Default under this paragraph 7A(vii) so long as the Company redeems any Indebtedness required to be redeemed as a result thereof at the time required by, and in accordance with the terms and conditions of, the Indenture; or

then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest and the Rating Fee, if any, accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, (b) if such event is an Event of Default specified in clause (v) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest and the Rating Fee, if any, accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Obligors, and the Facility shall automatically terminate, (c) if such event is an Event of Default specified in clause (v) of this paragraph 7A with respect to either Issuer, all of the Notes of such Issuer at the time outstanding shall automatically become immediately due and payable together with interest and the Rating Fee, if any, accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by such Issuer, and the Facility shall automatically terminate with respect to such Issuer, and (d) the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable (to the extent not already due and payable pursuant to the foregoing clause (b) or (c)) together with interest and the Rating Fee, if any, accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, and Prudential may at its option, by notice in writing to the Company, terminate the Facility (to the extent not already terminated pursuant to the foregoing clause (b) or (c)). The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuers (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Issuers in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

1.20
Paragraph 7B of the Note Agreement is hereby amended and restated in its entirety to read as set forth below:

7B. Rescission of Acceleration TC "7B. Rescission of Acceleration" \l "2" \u. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Issuers shall have paid all overdue interest and the Rating Fee, if any, on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and the Rating Fee, if any, and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Issuers shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

1.21
Paragraph 10B of the Note Agreement is hereby amended by adding or amending and restating, as applicable, each of the following definitions:

“Acceptable Rating Agency” shall mean Fitch, Inc., Moody’s, or S&P so long as any such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Amendment No. 2 Effective Date” shall mean November 1, 2023.

“Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement, dated as of September 27, 2023, by and among the Company, the foreign subsidiary borrowers party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, and the other agents and lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Debt Rating” shall mean the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Disposition” or “Dispose” shall mean the sale, transfer, license or other disposition (including any Sale/Leaseback Transaction or any LLC Division) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or payment intangible or any rights or claims associated therewith.

“Fitch” shall mean Fitch, Inc. or, if applicable, its successor.

“Indenture” shall mean that certain Indenture dated April 13, 2010, between the Company and U.S. Bank National Association, as trustee (“U.S. Bank”), as supplemented by (i) that certain First Supplemental Indenture, dated April 13, 2010, between the Company and U.S. Bank, (ii) that certain Second Supplemental Indenture, dated April 15, 2014, between the Company and U.S. Bank, and (iii) that certain Third Supplemental Indenture, dated July 28, 2017, between the Company and U.S. Bank.

“Investment Grade Rating” in respect of any Person shall mean, at any time of determination, a Debt Rating of at least: (a) “BBB-” by S&P, (b) “BBB-” by Fitch, or (c) “Baa3” by Moody’s.

“Investment Grade Ratings Criteria” shall mean (a) if the Company has three Debt Ratings, at least two of such Debt Ratings are Investment Grade Ratings, (b) if the Company has only two Debt Ratings, both of such Debt Ratings are Investment Grade Ratings, and (c) if the Company has only one Debt Rating, such Debt Rating is an Investment Grade Rating.

“Investment Grade Ratings Notice” shall mean an Officer’s Certificate demonstrating that the Company satisfies the Investment Grade Ratings Criteria, including, to the extent the applicable Debt Rating is not a public rating, providing a Private Rating Letter and a Private Rationale Report with respect to each such non-public Debt Rating.

“LLC Division” shall mean, in the event the Company is a limited liability company, (a) the division of the Company into two or more newly formed limited liability companies (whether or not the Company is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

“Moody’s” shall mean Moody’s Investors Service, Inc. or, if applicable, its successor.

“NAIC” shall have the meaning ascribed to such term in paragraph 11F hereof.

“Permitted Spinoff” shall mean the Disposition (or series of related Dispositions) by the Company and its Subsidiaries of all of the Company’s and its Subsidiaries’ steel processing business; provided that at the time of such Disposition (or series of related Dispositions) and immediately after giving effect (including giving effect on a pro forma basis) thereto, (a) no Event of Default then exists or would result therefrom and (b) the Company is in pro forma compliance with the financial covenants set forth in paragraph 6K; provided further that in no event shall the Disposition (or series of related Dispositions) include any of the Issuers or any of their respective assets.

“Permitted Spinoff Transactions” shall mean any corporate restructurings, reorganizations, board re-compositions, formations, conversions, contributions, incurrence of Indebtedness, Dispositions, Restricted Payments and other transactions completed and/or consummated, in each case, solely for the purpose of consummating the Permitted Spinoff and permitted hereunder.

“Private Rating Letter” shall mean a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Bureau Service in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” shall mean, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.

“Rating Fee” shall have the meaning given in paragraph 5L.

“Rating Fee Trigger Termination Date” shall have the meaning given in paragraph 5L.

“Ratings Event” shall mean, at any time prior to the Rating Fee Trigger Termination Date, the Company fails to satisfy the Investment Grade Ratings Criteria.

“S&P” shall mean S&P Global Ratings or, if applicable, its successor.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company. Notwithstanding the foregoing, any Person that is not included as a “Consolidated Subsidiary” under GAAP shall not be a Subsidiary hereunder. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“SVO” shall mean the NAIC’s Securities Valuation Office.

1.22
The Note Agreement is hereby amended by amending and restating Exhibit A-1 and Exhibit A-2 in their entirety to read as set forth on Exhibit A-1 and Exhibit A-2, respectively, attached to this Letter.

SECTION 2.
Effectiveness. The amendments in Section 1 of this Letter shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:
2.1
Documents. Prudential and each holder of a Note shall have received:

(a) original counterparts of this Letter executed by the Obligors;

(b) an original amended and restated Note executed by the applicable Issuer;

(c) an original Confirmation of Guaranty;

(d) a duly executed copy of a consent to the Company NPA, in form and substance satisfactory to the holders of the Notes;

(e) a certificate signed by an authorized officer or representative or attorney in fact and one other authorized officer or representative or attorney in fact of each Transaction Party certifying, among other things (i) as to the names, titles and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which such Transaction Party is a party being delivered on the Effective Date and the other documents to be delivered in connection with this Letter, (ii) that attached thereto is a true, accurate and complete copy of the articles or certificate of incorporation or other formation document of such Transaction Party, certified by the Secretary of State (or similar officer or governing body) of the jurisdiction of organization of such Transaction Party as of a recent date, (iii) that attached thereto is a true, accurate and complete copy of the regulations, by-laws, operating agreement, memorandum and articles of association or other organizational document of such Transaction Party which were duly adopted and are in effect as of the date of closing and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (iv) below, (iv) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of such Transaction Party, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of the Transaction Documents to which such Transaction Party is a party being delivered on the Effective Date and the other documents to be delivered in connection with this Letter, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of such Transaction Party or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (v) that the Transaction Documents to which such Transaction Party is a party being delivered on the Effective Date and the other documents executed and delivered to such holder of a Note by such Transaction Party are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (iv), above, and (vi) that no dissolution or liquidation proceedings as to the Company or any of its Subsidiaries have been commenced or are contemplated; provided, however, that if none of the matters certified to in the certificate delivered by any Transaction Party under this clause (e) on any prior Closing Day have changed and the resolutions referred to in clause (iv) of this clause (e) authorize the execution and delivery of the Notes and other Transaction Documents being delivered on the Effective Date, then such Transaction Party may, in lieu of the certificate described above, deliver a certificate signed by an authorized officer or authorized representative or attorney in fact certifying that there have been no changes to the matters certified to in the certificate delivered by such Transaction Party on such prior Closing Day under this clause (e);

(f) a certificate of corporate or other type of entity good standing for each Transaction Party from the Secretary of State (or similar officer or governmental body, if applicable) of the jurisdiction of its organization and of each jurisdiction in which such Transaction Party is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date; and

(g) such other certificates, documents and agreements as such holder of a Note reasonably requests.

2.2
Opinion of Transaction Parties’ Counsel. Prudential and each holder of a Note shall have received from (a) the General Counsel of the Company, a favorable opinion satisfactory to such holder of a Note dated the Effective Date and substantially in the form of Exhibit F-1 attached to the Note Agreement (with appropriate changes thereto satisfactory to such holder), and (b) Vorys, Sater, Seymour and Pease LLP, special counsel for the Transaction Parties, a favorable opinion satisfactory to such holder of a Note dated the Effective Date and substantially in the form of Exhibit F-2 attached to the Note Agreement (with appropriate changes thereto satisfactory to such holder), and the Obligors, by their execution hereof, hereby request and authorize such General Counsel and such special counsel to render such opinions and to allow such holder to rely on such opinions, and understand and agree that each holder of a Note receiving such an opinion will be relying and is hereby authorized to rely on such opinions.
2.3
Credit Agreement. Prudential and each holder of a Note shall have received a copy of the Fourth Amended and Restated Credit Agreement dated as of September 27, 2023 executed by the Obligors and the other parties thereto which amends and restates the Credit Agreement (as defined in the Note Agreement as in effect immediately prior to giving effect to this Letter) in a manner reasonably satisfactory to each holder of a Note, and the conditions precedent to the effectiveness of such amended and restated agreement shall have been satisfied and such amended and restated agreement shall be in full force and effect.
2.4
Representations. All representations set forth in Section 3 shall be true and correct as of the Effective Date.

2.5
Fees and Expenses. The Obligors shall have paid the reasonable fees, charges and disbursements of ArentFox Schiff LLP, special counsel to Prudential and the holders of Notes incurred in connection with this Letter.
2.6
Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Letter shall be satisfactory to Prudential and such holder of Notes and its counsel, and such holder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
SECTION 3.
Representations and Warranties. The Obligors represent and warrant to the holders of the Notes that, after giving effect hereto (a) the execution and delivery of this Letter has been duly authorized by all necessary corporate action on behalf of the Obligors and this Letter has been duly executed and delivered by a duly authorized officer of each Obligor, and all necessary or required consents to and approvals of this Letter have been obtained and are in full force and effect, (b) the representations and warranties set forth in paragraph 8 of the Note Agreement are true and correct as of the date of the execution and delivery of this Letter by the Obligors with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
SECTION 4.
Reference to and Effect on Note Agreement. Upon the effectiveness of the amendments made in this Letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as amended by this Letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 of this Letter, the execution, delivery and effectiveness of this Letter shall not (a) amend the Note Agreement, any Note or any other document relating thereto, (b) operate as a waiver of any right, power or remedy of Prudential or the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other document relating thereto at any time. The execution, delivery and effectiveness of this Letter shall not be construed as a course of dealing or other implication that Prudential or any holder of the Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Note or any other document relating thereto in the future, whether or not under similar circumstances.
SECTION 5.
Expenses. The Obligors hereby confirm their obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or the holders of the Notes all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or such holders in connection with this Letter or the transactions contemplated hereby, in enforcing any rights under this Letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Letter or the transactions contemplated hereby. The obligations of the Obligors under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.
SECTION 6.
Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS LETTER OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS LETTER (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).
SECTION 7.
Counterparts; Section Titles. This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter. The section titles contained in this Letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
SECTION 8.
Post-Closing Obligations. On or before December 1, 2023, Prudential and each holder of a Note shall have received from (a) D.Law, special Luxembourg counsel for LuxCo, a favorable opinion satisfactory to such holder of a Note dated the date thereof and substantially in the form of Exhibit F-3 attached to the Note Agreement (with appropriate changes thereto satisfactory to such holder), and (b) Cerha Hempel Spiegelfeld Hlawati, Rechtsanwälte GmbH, special Austrian counsel for AustriaCo, a favorable opinion satisfactory to such holder of a Note dated the date thereof and substantially in the form of Exhibit F-4 attached to the Note Agreement (with appropriate changes thereto satisfactory to such holder), and the Obligors, by their execution hereof, hereby request and authorize each such special counsel to render such opinions and to allow such holder to rely on such opinions, and understand and agree that each holder of a Note receiving such an opinion will be relying and is hereby authorized to rely on such opinions.

[remainder of page intentionally left blank; signature page follows]

Very truly yours,

PGIM, INC.

By: s/ Thomas Molzahn____________

Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: PGIM, Inc., as investment manager

By: s/ Thomas Molzahn ____________

Vice President

PRUCO LIFE INSURANCE COMPANY

By: PGIM, Inc., as investment manager

By: s/ Thomas Molzahn ____________

Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By: s/ Thomas Molzahn____________

Vice President

Amendment No. 2 to Note Purchase and Private Shelf Agreement

THE LETTER IS AGREED TO
AND ACCEPTED BY:

WORTHINGTON INDUSTRIES, INC.

By: s/ Marcus Rogier____________
Name: Marcus Rogier
Title: Treasurer

WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.

By: s/ Marcus Rogier____________
Name: Marcus Rogier
Title: Attorney

WORTHINGTON CYLINDERS GMBH

By: s/ Marcus Rogier____________
Name: Marcus Rogier
Title: Authorized Person

Amendment No. 2 to Note Purchase and Private Shelf Agreement

EXHIBIT A-1

[FORM OF AMENDED AND RESTATED SERIES A NOTE]

Worthington Industries International S.À.R.L

2.06% AMENDED AND RESTATED SERIES A SENIOR NOTE DUE AUGUST 23, 2031

No. RA-_____ [Date]
€________ PPN: L9745@ AB2

FOR VALUE RECEIVED, the undersigned, Worthington Industries International S.À R.L., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2031, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 2.06% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 or November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 4.06% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, Worthington Industries, Inc. and Worthington Cylinders GmbH, on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

This Note (i) merely re-evidences the indebtedness previously evidenced by the Series A Note due August 23, 2031 No. RA-_ of the Issuer, in favor [INSERT NAME OF HOLDER] (the “Existing Note”) pursuant to the Agreement, (ii) is given in exchange for, and not as payment of, the Existing Note, and (iii) is in no way intended to constitute a novation of the Existing Note. All accrued and unpaid interest on the Existing Note at the interest rate set forth therein for periods prior to the date hereof shall remain outstanding and be payable to the holder of the Existing Note on the first interest payment date hereunder following the date hereof.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington Industries International S.À R.L.

By:
Title: Attorney

EXHIBIT A-2

[FORM OF AMENDED AND RESTATED SERIES B NOTE]

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Worthington Cylinders GmbH

2.40% AMENDED AND RESTATED SERIES B SENIOR NOTE DUE AUGUST 23, 2034

No. RB-_____ [Date]
€________ PPN: A9897# AB8

FOR VALUE RECEIVED, the undersigned, Worthington Cylinders GmbH, a ______________________________ (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2034, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 2.40]% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 and November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) [4.40]% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, Worthington Industries, Inc. and Worthington Industries International S.À R.L., on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

This Note (i) merely re-evidences the indebtedness previously evidenced by the Series A Note due August 23, 2034 No. RB-_ of the Issuer, in favor [INSERT NAME OF HOLDER] (the “Existing Note”) pursuant to the Agreement, (ii) is given in exchange for, and not as payment of, the Existing Note, and (iii) is in no way intended to constitute a novation of the Existing Note. All accrued and unpaid interest on the Existing Note at the interest rate set forth therein for periods prior to the date hereof shall remain outstanding and be payable to the holder of the Existing Note on the first interest payment date hereunder following the date hereof.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE SHALL NOT BE ENDORSED OR ACCEPTED NOR TRANSFERRED TO AN ENDORSEE OR PAYEE WITHIN THE REPUBLIC OF AUSTRIA. The place of performance for all rights and obligations under this Note shall be a place outside of Austria and any performance in Austria shall not result in discharge of such obligations.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington Cylinders GmbH

By:
Title: Authorized representative (Bevollmächtiger) under power of attorney